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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-42743, 333-62131, 333-73087, 333-83229, 333-87493,
333-61746, 333-108136, 333-115577, and Form S-4 Nos. 333-112711 and 333-112765)
of NCO Group, Inc. of our reports dated March 10, 2006, with respect to the consolidated financial statements of NCO Group, Inc., NCO Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NCO Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.



                                                        /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 15, 2006